Exhibit 99.1

BRE FINANCIAL NEWS
Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES REPORTS FOURTH QUARTER AND YEAR 2007 RESULTS

Common and Preferred Dividends Declared; Common Dividend Increased 4.7%

February 5, 2008 (San Francisco) – BRE Properties Inc. (NYSE:BRE) today reported operating results for the quarter and year ended December 31, 2007. All per share results are reported on a fully diluted basis.

Fourth Quarter 2007

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $36.1 million, or $0.69 per share, during fourth quarter 2007, as compared with $32.5 million, or $0.62 per share, for the quarter ended December 31, 2006. Year-over-year FFO per share growth for the quarter was 11.3%. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.)

Net income available to common shareholders for the fourth quarter totaled $30.7 million, or $0.59 per share, as compared with $12.8 million, or $0.25 per share, for the same period 2006. Earnings in the fourth quarter 2007 included gains on sales of assets, which totaled $16.7 million, or $0.32 per share.

Total revenues from continuing operations for the quarter were $88.9 million, as compared with $81.7 million a year ago, representing growth of 8.8%. Adjusted EBITDA for the quarter totaled $60.4 million, as compared with $56.3 million in fourth quarter 2006. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

12-Month Period Ended December 31, 2007

For the full year 2007, FFO totaled $136.3 million, or $2.59 per share, as compared with $141.7 million, or $2.67 per share, for the 12-month period in 2006. FFO for the year 2007 included nonroutine income of $1.9 million, or $0.04 per share, in proceeds from a legal settlement; and a nonrecurring charge of $2.8 million, or $0.05 per share, in connection with the redemption of preferred stock. FFO for year 2006 included nonroutine income of $23.0 million, or $0.43 per share; and nonrecurring charges totaling $1.1 million, or $0.02 per share. Excluding all nonroutine income and expense items, core FFO per share growth was 15.5% year-over-year.

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Net income available to common shareholders for the 12-month period totaled $109.2 million, or $2.11 per share, as compared with $102.3 million, or $1.96 per share, for the full year 2006. The year 2007 results included gains from property sales totaling $55.9 million, or $1.08 per share. In addition to the nonroutine items noted above, year 2006 earnings included gains on the sale of assets, which totaled $38.3 million, or $0.73 per share.

For the full year 2007, total revenues from continuing operations were $345.2 million, as compared with $318.6 million for 2006, representing growth of 8.3%. Adjusted EBITDA for the 12-month period totaled $235.2 million, as compared with $218.5 million for the year 2006.

BRE’s positive year-over-year earnings and FFO results were driven primarily by same-store property-level operating results, and income from newly developed properties and acquisitions. Same-store NOI growth was 3.3% and 6.5% for the quarter and 12-month periods, respectively, as compared with the same periods in 2006. For the fourth quarter and full-year period, same-store NOI increased $1.8 million and $13.1 million, respectively, relative to the same periods in the prior year. Communities newly developed and acquired generated $2.0 million and $6.8 million in additional NOI during the quarter and the full-year period, respectively, as compared with the same periods in 2006. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this release.)

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 21,808 apartment units owned directly by BRE, same-store units totaled 19,481 for the quarter.

On a year-over-year basis, same-store NOI growth was driven by revenue growth of 4.6% for the quarter and 5.0% for the year. Average same-store market rent for the fourth quarter 2007 increased 4.4% to $1,446 per unit, from $1,384 per unit in fourth quarter 2006. Same-store physical occupancy levels averaged 94.0% during the fourth quarter 2007, as compared with 93.0% for the same period in 2006. Rent concessions in the same-store portfolio totaled $497,000, or 3.4 days rent, for fourth quarter 2007, as compared with $260,000, or 1.9 days rent, for the same period in 2006.

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Property-level year-over-year operating expense growth was 8.0% for the quarter and 1.5% for the year. The level of expense growth for the quarter was related to timing differences regarding resident turnover and maintenance expenses, and one-time expenses related to the Southern California wildfires that occurred in October.

Operating fundamentals remain resilient and positive in the San Francisco Bay area, Seattle, Los Angeles and San Diego, where physical occupancies range 94% to 96% and economic conditions support market rent growth. These operating markets represent approximately 65% of the company’s same store NOI.

During the fourth quarter, job losses in Orange County impacted demand fundamentals, reducing prospective resident traffic levels below typical seasonal patterns. Physical occupancy levels in this market remain 94% to 95%, with market rent growth at or about 3%, consistent with management’s expectations. The company’s operating markets in Sacramento, San Bernardino County (Inland Empire) and Phoenix continue to be impacted by an oversupply of single-family homes that are competing with apartment communities. Physical occupancy levels in these markets range 91% to 93%; current market conditions do not support market rent growth.

Community Development and Construction

At the end of the fourth quarter 2007, BRE had three development communities in lease up: two in Southern California (Renaissance at Uptown Orange, in Orange, and The Stuart at Sierra Madre Villa, in Pasadena) and one in Northern California (Avenue 64, in Emeryville). When completed, Renaissance at Uptown Orange will have 460 units, of which 332 were delivered, and 236 were leased and occupied. The Stuart will have 188 units, of which 118 were delivered, and 84 were leased and occupied. Avenue 64 will have 224 units, of which 158 were delivered, and 127 were leased and occupied.

BRE currently has seven communities under construction, with a total of 1,969 units, an aggregate projected investment of $611.8 million and an estimated balance to complete totaling $184.6 million.

Dispositions

In the fourth quarter, BRE sold two apartment communities and recorded net gains on sale as follows: Shaliko Apartments, a 152-unit property in Sacramento, Calif., sold for a total of $20.6 million, with a net gain on sale of approximately $11.2 million; and Brentwood Townhomes, an 81-unit property in Kent, Wash., sold for a total of $12.0 million, with a net gain on sale of approximately $5.4 million.

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At December 31, the company had classified as held-for-sale one operating property in Seattle, Wash., with a total net book value of $13.5 million; and one excess land parcel in Northern California, with a book value of $17 million.

Common and Preferred Dividends Declared

On January 31, 2008, the BRE Board of Directors approved regular common and preferred stock dividends for the quarter ending March 31, 2008. All common and preferred dividends will be payable on Monday, March 31, 2008 to shareholders of record on Friday, March 14, 2008.

The board also approved a 4.7% increase for the 2008 common dividend to $0.5625 per share quarterly. The quarterly dividend payment is equivalent to $2.25 per share on an annualized basis, and represents a yield of approximately 5.12% on yesterday’s closing price of $43.95 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

The company’s 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

Earnings Outlook

As previously reported, management expects FFO per share for 2008 to be reported in a range of $2.70 to $2.85, and EPS to be reported in a range of $1.15 to $1.30. EPS estimates for 2008 do not include projected gains or losses associated with property sales.

FFO and EPS estimates may be subject to fluctuation as a result of several factors, including any change to underlying operating fundamentals, the timing associated with acquisition and disposition activity, the incurrence of any unexpected charges, and any gains or losses associated with disposition activity.

Q4 2007 Analyst Conference Call

The company will hold a conference call on Wednesday, February 6, 2008 at 9:30 a.m. Eastern (6:30 a.m. Pacific) to review these results. The dial-in number to participate in the U.S. and Canada is 888.290.1473; the international number is 706.679.8398. Enter Conf. ID# 27692951. A telephone replay of the call will be

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available for 30 days at 800.642.1687 or 706.645.9291 international, using the same ID# 27692951. A link to the live webcast of the call will be posted on www.breproperties.com, in Investors, on the Corporate Profile page. A webcast replay will be available for one month following the call.

Q1 2008 Earnings Dates

The company will report first quarter 2008 earnings after close of market on Tuesday, May 6, 2008, followed by a conference call on Wednesday, May 7, 2008, at 10:00 a.m. Eastern (7:00 a.m. Pacific).

About BRE Properties

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 77 apartment communities totaling 21,808 units in California, Arizona and Washington. The company currently has 10 other properties in various stages of development and construction, totaling 3,125 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under acceptable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The Company assumes no responsibility to update this information. For more details, please refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc.

Consolidated Balance Sheets

Fourth Quarter 2007

(Unaudited, dollar amounts in thousands except per share data)

ASSETS	December 31, 2007	December 31, 2006
Real estate portfolio:
Direct investments in real estate:

Investments in rental properties	$2,823,279	$2,726,159
Construction in progress	297,939	242,509
Less: accumulated depreciation	(458,474)	(401,893)

	2,662,744	2,566,775

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	62,966	38,846

Real estate held for sale, net	30,548	—

Land under development	125,382	146,659

Total real estate portfolio	2,881,640	2,752,280

Cash	6,952	10,082
Other assets	65,068	61,129

TOTAL ASSETS	2,953,660	2,823,491

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	$1,540,000	$1,290,000
Unsecured line of credit	205,000	115,000
Secured line of credit	—	75,000
Mortgage loans	174,082	188,910
Accounts payable and accrued expenses	80,406	77,192

Total liabilities	1,999,488	1,746,102

Minority interests	30,980	100,544

Shareholders’ equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 7,000,000 and 10,000,000 shares with $25 liquidation preference issued and outstanding at December 31, 2007 and December 31, 2006, respectively.	70	100

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 50,968,448 and 50,484,614 at December 31, 2007 and 2006, respectively.	510	505
Additional paid-in capital	922,612	976,240

Total shareholders’ equity	923,192	976,845

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,953,660	2,823,491

BRE Properties, Inc.

Consolidated Statements of Income

Quarters and Twelve Months Ended December 31, 2007 and 2006

(Unaudited, dollar and share amounts in thousands)

REVENUE	Quarter ended 12/31/2007	Quarter ended 12/31/2006	Twelve months ended 12/31/2007	Twelve months ended 12/31/2006
Rental income	$85,423	$78,259	$330,810	$304,445
Ancillary income	3,457	3,441	14,353	14,145

Total revenue	88,880	81,700	345,163	318,590

EXPENSES
Real estate expenses	$26,139	$23,663	$103,584	$98,207
Depreciation	21,253	18,424	79,008	72,671
Interest expense	21,682	19,357	82,752	80,199
General and administrative	4,716	4,724	18,241	17,881
Other expenses	—	—	—	1,138

Total expenses	73,790	66,168	283,585	270,096

Other income	756	773	5,787	26,822

Income before minority interests, partnership income and discontinued operations	15,846	16,305	67,365	75,316

Minority interests	(560)	(720)	(2,279)	(3,422)
Partnership income	652	409	2,133	1,150

Income from continuing operations	15,938	15,994	67,219	73,044

Discontinued operations:
Discontinued operations, net (1)	1,014	1,298	4,905	8,849
Net gain on sales	16,708	—	55,957	38,302

Total discontinued operations	17,722	1,298	60,862	47,151

NET INCOME	$33,660	$17,292	$128,081	$120,195
Redemption related preferred stock issuance cost	—	—	2,768	—
Dividends attributable to preferred stock	2,953	4,468	16,122	17,873

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$30,707	$12,824	$109,191	$102,322

Net income per common share - basic	$0.60	$0.25	$2.15	$2.01

Net income per common share - assuming dilution	$0.59	$0.25	$2.11	$1.96

Weighted average shares outstanding - basic	50,880	50,410	50,735	50,925

Weighted average shares outstanding - assuming dilution	51,705	51,610	51,780	52,150

(1)

Details of net earnings from discontinued operations. For 2007 includes one operating property held for sale as of December 31, 2007, one property contributed to joint venture in July of 2007, one property sold in September of 2007 and two properties sold

	Quarter ended 12/31/2007	Quarter ended 12/31/2006	Twelve months ended 12/31/2007	Twelve months ended 12/31/2006
Rental and ancillary income	$1,533	$2,860	$9,478	$18,024
Real estate expenses	(519)	(1,011)	(3,632)	(7,012)
Depreciation	—	(551)	(941)	(2,163)

Income from discontinued operations, net	$1,014	$1,298	$4,905	$8,849

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 12/31/07	Quarter Ended 12/31/06	Twelve Months Ended 12/31/07	Twelve Months Ended 12/31/06
Net income available to common shareholders	$30,707	$12,824	$109,191	$102,322
Depreciation from continuing operations	21,253	18,424	79,008	72,671
Depreciation from discontinued operations	—	551	941	2,163
Minority interests	560	720	2,279	3,422
Depreciation from unconsolidated entities	409	262	1,285	844
Net gain on investments	(16,708)	—	(55,957)	(38,302)
Less: Minority interests not convertible to common	(106)	(229)	(422)	(1,446)

Funds from operations	$36,115	$32,552	$136,325	$141,674

Diluted shares outstanding - EPS	51,705	51,610	51,780	52,150

Net income per common share - diluted	$0.590	$0.25	$2.11	$1.96

Diluted shares outstanding - FFO	52,550	52,570	52,650	53,125

FFO per common share - diluted	$0.69	$0.62	$2.59	$2.67

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions, nonroutine items, and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 12/31/07	Quarter ended 12/31/06	Twelve Months Ended 12/31/07	Twelve Months Ended 12/31/06
Net income available to common shareholders	$30,707	$12,824	$109,191	$102,322
Interest	21,682	19,357	82,752	80,199
Depreciation	21,253	18,975	79,949	74,834

EBITDA	73,642	51,156	271,892	257,355
Minority interests	560	720	2,279	3,422
Net gain on sales	(16,708)	—	(55,957)	(38,302)
Gain on sales of land	—	—	—	(3,485)
Dividends on preferred stock	2,953	4,468	16,122	17,873
Other expenses	—	—	—	1,138
Redemption related preferred stock issuance cost	—	—	2,768	—
Redhawk Settlement	—	—	—	(19,500)
Galleria Settlement	—	—	(1,900)	—

Adjusted EBITDA	$60,447	$56,344	$235,204	$218,501

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 12/31/07	Quarter ended 12/31/06	Twelve Months Ended 12/31/07	Twelve Months Ended 12/31/06
Net income available to common shareholders	$30,707	$12,824	$109,191	$102,322
Interest	21,682	19,357	82,752	80,199
Depreciation	21,253	18,975	79,949	74,834
Minority interests	560	720	2,279	3,422
Net gain on sales	(16,708)	—	(55,957)	(38,302)
Dividends on preferred stock	2,953	4,468	16,122	17,873
General and administrative expense	4,716	4,724	18,241	17,881
Other expenses	—	—	—	1,138
Redemption related preferred stock issuance cost	—	—	2,768	—

NOI	$65,163	$61,068	$255,345	$259,367

Less Non Same-Store NOI	9,875	7,552	40,550	57,660

Same-Store NOI	$55,288	$53,516	$214,795	$201,707